Social Life Network Intends to Acquire LikeRE.com from Real Estate Social Network, Inc.

DENVER, CO / June 24, 2019 / Social Life Network, Inc. (OTCQB: WDLF), an online technology company with social network platforms and e-commerce applications in many niche industries, has entered into a Letter of Intent (LOI) to acquire Colorado-based real estate social network, LikeRE.com.

Through the acquisition, Social Life will expand its digital products and applications for real estate professionals. “Our plan is to go head-to-head with platforms like SLACK, but specifically focusing on real estate,” said Ken Tapp, Chief Executive Officer of Social Life Network. “We are also excited about the opportunity to provide LikeRE with step up technology and resources needed to expand its revenue streams worldwide while enhancing our own shareholders value.”

Social Life Network began licensing part of its technology platform to the Real Estate Social Network, Inc. in 2016, then a tech start-up, in an effort to help them incubate the LikeRE.com social network into a competitive force.

Britt Glassburn, Chief Executive Officer of Real Estate Social Network, Inc., said, “When we set out as a tech start-up three years ago, we knew that providing a better platform for real estate professionals to communicate with one another and their customers was going to be a key part of our business model, but now it has evolved into so much more. With the ability to create private and public communication channels, groups and business pages, LikeRE now resembles and leapfrogs SLACK in adding value to the real estate industry”.

Upon completion of the transaction, LikeRE.com will become a wholly-owned subsidiary of Social Life Network, with the goal to create synergistic value by further expanding its social network and mobile application technology.

About LikeRE.com, Inc.®

LikeRE.com is a website and mobile app social network that connects real estate agents, home builders, title companies, loan officers, interior designers, home improvement professionals, buyers and sellers together in one real estate centric online community.

To sign up on the LikeRE Social Network, visit https://www.likere.com

About Social Life Network, Inc.

Social Life Network, Inc. is an artificial intelligence and blockchain powered social network and e-commerce technology company based in Denver Colorado. The social network platform meets the growing demand for niche social networking in many global industries, including the residential real estate, cannabis, racket sports, soccer, hunting and fishing. These niche industries represent 100’s of millions of online users worldwide.

For more information, visit https://www.SocialNetwork.ai/

Disclaimer

This news release may include forward-looking statements within the meaning of Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities and Exchange Act of 1934, as amended, with respect to achieving corporate objectives, developing additional project interests, the Company’s analysis of opportunities in the acquisition and development of various project interests and certain other matters. No information in this press release should be construed as any indication whatsoever of the Company’s future revenues, results of operations or stock price. These statements are made under the “Safe Harbor” provisions of the United States Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements contained herein.

Contact:

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